EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is dated as of June 19, 2002, and among Bergamo Acquisition Corp., a Delaware corporation ("BERGAMO"), and Clothing Source of California, Inc., a California corporation ("CSC");

                                   RECITALS:

         A. The Boards of Directors of CSC and Bergamo have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of CSC with and into a Delaware corporation to be formed as a wholly-owned subsidiary of Bergamo ("Merger Sub"), with Merger Sub as the surviving corporation (the "Merger"); and

         B., the parties desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

         "AFFILIATE" has the meaning as defined in Regulation 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

         "CERTIFICATE" with respect to any corporation shall mean those instruments that at that time constitute its articles or certificate of incorporation as filed or recorded under the general corporation or other applicable law of the jurisdiction of its incorporation or organization, including the articles or certificate of incorporation and any and all amendments thereto

         "CERTIFICATE OF MERGER" shall mean the certificate of merger in substantially the form attached hereto as Exhibit A.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

         "DELAWARE GENERAL CORPORATION LAW" shall mean Title 8, Sections 101 to 398 of the Delaware Code, as amended.

         "EFFECTIVE DATE" shall have the meaning ascribed thereto in Section 2.1(e).

         "EFFECTIVE TIME" shall have the meaning ascribed thereto in Section 2.1(e).

         "BERGAMO BOARD" shall mean the Board of Directors of Bergamo immediately prior to the Effective Date.

         "BERGAMO 10-K REPORTS" shall have the meaning ascribed thereto in
Section 4.4.

         "BERGAMO 10-Q REPORTS" shall have the meaning ascribed thereto in
Section 4.4.

         "BERGAMO COMMON STOCK" shall mean the common stock, par value $.001 per share, of Bergamo.

         "EXCHANGE ACT" shall mean the Exchange Act of 1934, as amended.

         "EXCHANGE RATIO" shall have the meaning ascribed thereto in Section 2.2(a).

         "GAAP" shall mean Generally Accepted Accounting Principles as in effect from time to time.

         "IRS" shall mean the Internal Revenue Service of the United States.

         "LIABILITIES" shall mean any and all debts, liabilities, accounts payable, Taxes, claims and other obligations, absolute or contingent, mature or not mature, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, or any actual or threatened action, suit, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal, any order or consent decrees of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

         "MATERIAL ADVERSE EFFECT" shall, with respect to an entity, mean any condition, event, change or occurrence, individually or collectively, that has had or may reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

         "MERGER" shall have the meaning ascribed thereto in the preambles of this Agreement.

         "MERGER SUB" shall mean a Delaware corporation to be organized after the date of this Agreement as a wholly-owned subsidiary of Bergamo, and which shall be named "Bergamo Subsidiary, Inc.," or such other name as the parties may agree. All references herein to Merger Sub shall refer to such corporation when formed.

         "REQUISITE CSC STOCKHOLDER VOTE" shall have the meaning ascribed thereto in Section 3.2.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SUBSIDIARY" shall, with respect to any entity, mean each corporation in which such entity owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and shall, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such entity.

         "SURVIVING COMPANY" shall have the meaning ascribed thereto in Article II.

         "TAX OR TAXES" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance taxes, environmental taxes, customs duties, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

                                   ARTICLE II

                                     MERGER

         Subject to the satisfaction or waiver of the conditions set forth in
Article VII, at the Effective Time, (i) CSC will merge with and into Merger Sub, and (ii) CSC shall cease to exist, with all of CSC's rights and obligations to be the rights and obligations of Merger Sub. Merger Sub, as a wholly-owned subsidiary of Bergamo after giving effect to the Merger, shall be defined herein as the "Surviving Company." The Merger will be effected pursuant to the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Section 251 of the Delaware General Corporation Law.

         2.1 EFFECT OF MERGER.

         (a) From and after the Effective Time and until further amended in accordance with law, (i) the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company, and (ii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company. From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons who were directors of Merger Sub immediately prior to the Effective Time and the officers of Merger Sub immediately prior to the Effective Time. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of the Surviving Company and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Company, such vaca ncy shall be filled in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Company.

         The initial board of directors of Bergamo immediately after the Effective Time will consist of three (3) persons as set forth in Schedule 2.1(a). Immediately after the Effective Time, the Bergamo Board will elect the officers of Bergamo as set forth in Schedule 2.1(a). The initial directors and officers of Bergamo shall hold office for the term specified in, and subject to the provisions contained in, the articles and bylaws of Bergamo and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of Bergamo, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of Bergamo.

         (b) At the Effective Time, the Surviving Company shall thereupon and thereafter be responsible and liable for all the liabilities, debts, duties, restrictions, disabilities and obligations of each of CSC and the Merger Sub, all without further action.

         (c) At the Effective Time, the Surviving Company shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of CSC and the Merger Sub; all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of CSC and the Merger Sub, shall be taken and deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate or any interest therein, vested in CSC and the Merger Sub shall not revert or be in any way impaired by reason of the Merger.

         (d) Bergamo, CSC and Merger Sub, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Delaware General Corporation Law at the Effective Time. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either CSC or Merger Sub, the officers of the Surviving Company are fully authorized in the name of Bergamo, CSC and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

         (e) Subject to the provisions of Articles VII and VIII hereof, the closing (the "CLOSING") of the transactions contemplated hereby shall take place at such location, on such date (the "CLOSING DATE") and at such time as CSC and Bergamo mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. On the Closing Date, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the Delaware General Corporation Law. The Merger shall be effective when the Certificate of Merger is filed with the Delaware Secretary of State (the "EFFECTIVE TIME"). As used herein, the term "EFFECTIVE DATE" shall mean the date on which the Certificate of Merger is filed with the Delaware Secretary of State.

         2.2 EFFECT ON CSC CAPITAL STOCK AND MERGER SUB CAPITAL STOCK. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time, each issued and outstanding share of CSC Common Stock (the "CSC Stock") shall be converted into and exchangeable for .20 fully paid, validly issued and nonassessable shares of Bergamo Common Stock. The Capital Stock of Merger Sub shall be unaffected.

         2.3 RIGHTS OF HOLDERS OF CSC CAPITAL STOCK.

         (a) On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of CSC Stock (except Dissenting Shares) shall be deemed for all purposes, to evidence ownership of and to represent the number of shares of Bergamo Common Stock into which such shares of CSC Stock shall have been converted pursuant to Section 2.2 above. The record holder of each such outstanding certificate representing shares of CSC Stock, shall, after the Effective Date, be entitled to vote the shares of Bergamo Common Stock into which such shares of CSC Stock shall have been converted on any matters on which the holders of record of the Bergamo Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of CSC Stock, Bergamo may rely conclusively upon the record of stockholders maintained by CSC containing the names and addresses of the holders of record of CSC S tock on the Effective Date.

         2.4 PROCEDURE FOR EXCHANGE OF CSC STOCK.

         (a) After the Effective Date, holders of certificates theretofore evidencing outstanding shares of CSC Stock (except Dissenting Shares), upon surrender of such certificates to the registrar or transfer agent for Bergamo Common Stock, shall be entitled to receive certificates representing the number of whole shares of Bergamo Common Stock into which shares of CSC Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section 2.2 hereof. Bergamo shall not be obligated to deliver the consideration to which any former holder of shares of CSC Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing CSC Stock shall be canceled. If there is a transfer of CSC Stock ownership which is not registered in the transfer records of CSC, a certificate representing the proper number of shares of Bergamo Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of the Surviving Company, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Bergamo Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of the Surviving Company that such tax has been paid or is not applicable, and (z) the issuance of such Bergamo Common Stock shall not, in the sole discretion of Bergamo, violate the requirements of the Regulation D "safe harbor" of the Securities Act with respect to the private placement of Bergamo Common Stock that will result from the Merger.

         (b) All shares of Bergamo Common Stock issued upon the surrender for exchange of CSC Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of CSC Stock.

         (c) In the event any certificate for CSC Stock shall have been lost, stolen or destroyed, Bergamo shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Bergamo Common Stock and cash for fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Bergamo, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Bergamo or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

         2.5 DISSENTING SHARES.

         (a) Notwithstanding anything in this Agreement to the contrary, if Chapter 13 of the California General Corporation Law shall be applicable to the Merger, shares of CSC Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the Merger, a written demand for the fair value of such shares in the manner provided in Section 1301 of the California General Corporation Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive shares of Bergamo Common Stock pursuant to Section
2.2 above, but the holders thereof shall be entitled only to such rights as are granted by Chapter 13 of the California General Corporation Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Chapter 13 of the California General Corporation Law shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Chapter 13 of the California General Corporation Law, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from Bergamo of shares of Bergamo Common Stock as provided in Section 2.2 above.

         (b) If the holder of any shares of CSC Stock shall become entitled to receive payment for such shares pursuant to Chapter 13 of the California General Corporation Law and this Section 2.5, such payment shall be made by the Surviving Company in accordance with this Section 2.5.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF CSC

         CSC hereby represents and warrants as follows:

         3.1 ORGANIZATION AND QUALIFICATION. CSC is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the requisite corporate power to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of CSC, which have been made available to Bergamo prior to the date of this Agreement, are correct and complete copies of such documents as in effect as of the date of this Agreement. CSC is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CSC.

         3.2 AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. Except for the Requisite CSC Stockholder Vote, CSC has the requisite corporate power and authority to enter into this Agreement and the Certificate of Merger and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Certificate of Merger by CSC and the consummation by CSC of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of CSC and, except for approval of this Agreement and the Merger by the Requisite CSC Stockholders Vote, no other corporate proceedings on the part of CSC are necessary to authorize the execution and delivery of this Agreement, the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by CSC and, assuming it is a valid and binding obligation of Bergamo, constitutes a valid and binding obligation of CSC enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. The Certificate of Merger, when executed and delivered by CSC, will constitute the valid and binding obligation of CSC, enforceable in accordance with its terms. CSC is not subject to, or obligated under, any provision of (a) its Certificate or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, the Certificate of Merger, or the consummation of the transacti ons contemplated hereby or thereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on CSC. Except for (a) the approval of the Merger, the Certificate of Merger and this Agreement by a requisite vote of the stockholders of CSC (the "REQUISITE CSC STOCKHOLDER VOTE"), and (b) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the Delaware General Corporation Law and the filing of the Certificate of Merger with the California Secretary of State under the California General Corporation Law, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of CSC for the consummation by CSC of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to ob tain or make the same will not, in the aggregate, have a Material Adverse Effect on CSC or adversely affect the consummation of the transactions contemplated hereby.

         3.3 CAPITALIZATION. At the Closing, the authorized capital stock of CSC shall be 10,000,000 shares, of which 10,000,000 shares shall be issued and outstanding. The issued and outstanding shares of capital stock of CSC are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. CSC has no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by CSC and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from CSC any shares of capital stock or other securities of CSC of any kind. There are no agreements or other obligations (contingent or otherwise) which may require CSC to repurchase or otherwise acquire any shares of its capital stock.

         3.4 FINANCIAL STATEMENTS. Prior to the execution of this Agreement, CSC has delivered or made available to Bergamo complete and accurate copies of CSC's financial statements for the year ended December 31, 2001 (the "CSC FINANCIAL STATEMENTS"). As of their respective date, or as subsequently amended prior to the date hereof, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The CSC Financial Statements are based upon the information contained in the books and records of CSC and fairly present the financial condition of CSC as of the dates thereof and results of operations for the periods referred to therein.

         3.5 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of CSC, threatened against CSC, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which challenges or seeks to make illegal or to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby or seeks to obtain material damages in connection with the transactions contemplated hereby. As used in this Agreement, the phrase "to the knowledge of," or words of similar import, with respect to an entity means to the knowledge of management officials of such entity having responsibility for the matter in question.

         3.6 NO BROKERS OR FINDERS. There are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of CSC.

         3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the CSC Financial Statements, CSC has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after the date of the CSC Financial Statements in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

         3.8 NO MATERIAL ADVERSE CHANGE. Since the date of the CSC Financial Statements, there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, or business condition of CSC.

         3.9 TAX MATTERS.

         (a) To CSC's knowledge, CSC has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("CSC RETURNS") required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such CSC Returns; (iii) established on the CSC Financial Statements reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof, and (iv) timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

         (b) To CSC's knowledge, there are no liens for Taxes upon any assets of CSC, except liens for Taxes not yet due.

         (c) No deficiency for any Taxes has been proposed, asserted or assessed against CSC that has not been resolved and paid in full or is hereby contested in good faith. No waiver, extension or comparable consent given by CSC regarding the application of the statute of limitations with respect to any Taxes or CSC Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or CSC Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to CSC by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the knowledge of CSC, is any such Tax audit or other proceeding threatened with regard to any Taxes or CSC Returns. CSC does not expect the assessment of any additional Taxes of CSC for any period prior to the date hereof and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of CSC wh ich would exceed the estimated reserves established on their respective books and records.

         3.10 COMPLIANCE WITH LAWS; PERMITS.

         (a) To the knowledge of CSC, CSC, and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, and no claims have been filed against CSC alleging a violation of any such laws, regulations or other requirements.

         (b) CSC has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and operate its properties (collectively, the "CSC PERMITS"). To the knowledge of CSC, CSC has conducted its business in compliance with all material terms and conditions of the Permits.

         3.11 DISCLOSURE. The representations and warranties of CSC contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to CSC which has not been disclosed to Bergamo pursuant to this Agreement and the Schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on CSC or materially adversely affect the ability of CSC to consummate in a timely manner the transactions contemplated hereby.

         3.12 VOTE REQUIRED. The affirmative vote of a majority of the outstanding shares of CSC Common Stock is the only vote of the holders of any class or series of CSC capital stock necessary to approve the Merger.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF BERGAMO

         Bergamo hereby represent and warrant to CSC as follows:

         4.1 ORGANIZATION AND QUALIFICATION. Bergamo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. When organized, Bergamo Sub will be a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The copies of the Articles of Incorporation and Bylaws of Bergamo which have been made available to CSC on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement. Bergamo is licensed or qualified to do business in every jurisdiction which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Bergamo.

         4.2 AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. Except for the Requisite Merger Sub Stockholder Vote, each of Bergamo and Merger Sub has or will have the requisite corporate power and authority to enter into this Agreement, the Certificate of Merger and the other agreements described herein to which it is or will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Certificate of Merger by Bergamo and Merger Sub and the other agreements described herein, and the consummation by Bergamo and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Bergamo. Except for approval of this Agreement and the Merger by the Requisite Merger Sub Stockholder Vote, no other corporate proceedings on the part of Bergamo or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the transactions contemplat ed hereby. This Agreement has been duly executed and delivered by Bergamo and, assuming it is a valid and binding obligation of CSC, constitutes a valid and binding obligation of Bergamo enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. The Certificate of Merger, when executed and delivered by Merger Sub, will constitute the valid and binding obligation of Merger Sub enforceable in accordance with its terms. Bergamo is not subject to, nor obligated under, any provision of (a) its Certificate of Incorporation, its Articles of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement and the Certificate of Merger, or the consummation of the transactions contemplated hereby or thereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Bergamo. Except for (a) approval of the Merger and this Agreement by the requisite vote of the stockholders of Merger Sub (the "Requisite Merger Sub Stockholder Vote"), and
(b) the filing of the Certificate of Merger with the Delaware Secretary of State and the California Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Bergamo or any Bergamo Subsidiary for the consummati on by Bergamo or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same will not, in the aggregate, have a Material Adverse Effect on Bergamo or Merger Sub.

         4.3 CAPITALIZATION. The authorized, capitalization of Bergamo is 10,000,000 shares of Preferred Stock, par value $.001 per share, none of which are issued or outstanding, and 20,000,000 shares of Common Stock, par value $.001 per share, of which 500,000 shares are issued and outstanding.. The issued and outstanding shares of capital stock of Bergamo are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Bergamo or Merger Sub to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock. There are no agreements or other obligations (contingent or otherwise) which may require Bergamo to repurchase or otherwise acquire any shares of its capital stock.

         4.4 EXCHANGE ACT REPORTS. Prior to the Closing Date, Bergamo has delivered or made available to CSC complete and accurate copies of (a) Bergamo's Annual Reports on Form 10-KSB for the years ended December 31, 2001 and December 31, 2000 (the "Bergamo 10-K Reports") as filed with the SEC, and (b) Bergamo's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002, (the "Bergamo 10-QSB Report") as filed with the SEC. As of their respective dates or as subsequently amended prior to the date hereof, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. Since December 31, 2001, Bergamo has filed in a timely manner all reports that it was required to file with the SEC pursuant to Section 13(a), 14( a), 14(c) and 15(d) of the Exchange Act. The financial statements (including footnotes thereto) contained in the Bergamo 10-KSB Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) are based upon the information contained in the books and records of Bergamo and fairly present the financial condition of Bergamo as of the dates thereof and results of operations for the periods referred to therein Bergamo's unaudited financial statements as set forth in the Bergamo 10-QSB have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with GAAP), consistently with Bergamo's audited financial statements as described above and reflect all adjustments necessary to a fair statement of the results for the interim periods presented. 4.5 Absence of Undisclosed Liabilities. Except as reflected in the unaudited consolidated balance sheet of Bergamo dated March 31, 2002 (the "Bergamo Latest Balance Sheet"), Bergamo has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after the date of the Bergamo Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit)

         4.6 LITIGATION. As of the date hereof, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Bergamo, threatened against Bergamo, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which challenges or seeks to make illegal or to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby or seeks to obtain material damages in connection with the transactions contemplated hereby.

         4.7 NO BROKERS OR FINDERS. There are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Bergamo.

         4.8 TAX MATTERS.

         (a) To Bergamo's knowledge, Bergamo has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Bergamo Returns") required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Bergamo Returns; (iii) established on the Bergamo Latest Balance Sheet, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withhel d and paid over under all applicable laws.

         (b) To Bergamo's knowledge, there are no liens for Taxes upon any assets of Bergamo or any Bergamo Subsidiary, except liens for Taxes not yet due.

         (c) No deficiency for any Taxes has been proposed, asserted or assessed against Bergamo or any Bergamo Subsidiary that has not been resolved and paid in full. No waiver, extension or comparable consent given by Bergamo or any Bergamo Subsidiary regarding the application of the statute of limitations with respect to any Taxes or Bergamo Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Bergamo Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Bergamo by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the knowledge of Bergamo, is any such Tax audit or other proceeding threatened with regard to any Taxes or Bergamo Returns.

         4.9 COMPLIANCE WITH LAWS; PERMITS.

         (a) To Bergamo's knowledge, Bergamo, and its officers, directors, agents and employees, have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements which materially affect the business of Bergamo and to which Bergamo may be subject, and no claims have been filed against Bergamo alleging a violation of any such laws, regulations or other requirements.

         (b) Bergamo has in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (collectively, the "PERMITS"). Bergamo has conducted its business in compliance with all material terms and conditions of the Permits.

         4.10 DISCLOSURE. The representations and warranties of Bergamo contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Bergamo which has not been disclosed to CSC pursuant to this Agreement, the Schedules hereto, the Bergamo 10-K Reports, the Bergamo 10-Q Reports, the Bergamo 8-K Reports and the Bergamo Proxy Statements, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Bergamo or any Bergamo Subsidiary or materially adversely affect the ability of Bergamo or Merger Sub to consummate in a timely manner the transactions contemplated hereby.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         5.1 CONDUCT OF BUSINESS BY BERGAMO. From the date of this Agreement to the Effective Date, unless CSC shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to, this Section 5.1, Bergamo shall not, directly or indirectly, (a) amend or propose to amend its Articles of Incorporation or Bylaws, (b) issue, sell or grant any of its equity securities convertible into or exchangeable for its equity securities, or grants, warrants, options or other rights to acquire its equity securities, (c) reclassify, subdivide or otherwise change outstanding shares of capital stock of Bergamo whether by stock dividend, reverse stock split, distribution of securities convertible into Bergamo capital stock or otherwise, (d) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or assets thereof, (e) default in its o bligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, (f) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement, or understanding with respect to any of the foregoing matters; or (g) conduct its business other than in the ordinary course on an arm's length basis and in accordance in all material respects with all applicable laws, rules and regulations and Bergamo's past custom and practice.

         5.2 CONDUCT OF BUSINESS BY CSC. From the date of this Agreement to the Effective Date, unless Bergamo shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to, this Section 5.2, CSC shall not, directly or indirectly, (a) amend its Certificate or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of CSC, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of CSC, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of this Agreement for which consents, waivers or modifications are required to be obtained as set forth on Schedule 3.2, (e) conduct its business other than in the ordinary course on an arms length basis and in accordance in all material respects with all a pplicable laws, rules and regulations and CSC's past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except as otherwise set forth in Schedule 5.2 hereto, or (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof.

                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

         6.1 GOVERNMENTAL FILINGS. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         6.2 EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         6.3 DUE DILIGENCE; ACCESS TO INFORMATION; CONFIDENTIALITY.

         (a) CSC and Bergamo shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account, tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), attorney's audit response letters, docume nts relating to assets and title thereto, plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its officers and directors shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, sp ecified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

         (b) Prior to Closing and if, for any reason, the transactions contemplated by this Agreement are not consummated, neither Bergamo nor CSC nor any of their officers, employees, attorneys, accountants and other representatives, shall disclose to third parties or otherwise use any confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

                  (i) is known to the party receiving the information at the time of disclosure;

                  (ii) becomes publicly known or available without the disclosure thereof by the party receiving the information in violation of this Agreement; or

                  (iii) is rightfully received by the party receiving the information from a third party.

This provision shall not prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         (c) If Bergamo or CSC elects not to proceed with the Merger under this Section, this Agreement shall terminate in accordance with the terms of Article VIII below.

         6.4 TAX TREATMENT. Neither Bergamo nor CSC, nor Surviving Company after the Effective Date, shall knowingly take any action which would disqualify the Merger as a "reorganization" that would be tax free to the stockholders of Bergamo and CSC pursuant to Section 368(a) of the Code.

         6.5. PRESS RELEASES. CSC and Bergamo shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         6.6 SECURITIES REPORTS. Bergamo agrees to provide to CSC copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two (2) days after the date such reports or other documents are filed with the SEC.

         6.7 STOCK LISTING. Bergamo and CSC shall use all reasonable efforts to list on the NASDAQ Over the Counter Bulletin Board market system the shares of Bergamo Common Stock to be issued in connection with the Merger as soon as reasonably possible after the Effective Date.

         6.8 STOCKHOLDER APPROVALS. CSC shall solicit a vote of its stockholders for the purpose of approving this Agreement and the Merger. The Board of Directors of CSC shall recommend approval of this Agreement, the Merger, and use all reasonable efforts (including, without limitation, soliciting proxies or consents for such approvals) to obtain approvals thereof from its stockholders, provided, however, the Board of Directors may fail to make such recommendation, and/or to seek to obtain the stockholder approval referred to in this sentence, or withdraw, modify or change any such recommendation, if such Board of Directors determines, in good faith, after consultation with counsel, that the making of such recommendation, the seeking to obtain such stockholder approval, or the failure to so withdraw, modify or change its recommendation, may constitute a breach of the fiduciary or legal obligations of such Board of Directors.

         6.9 NO SOLICITATION.

         (a) Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither Bergamo nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided that Bergamo may engage in such discussion in response to an unsolicited proposal from an unrelated party if the Board of Directors of Bergamo determines, in good faith, after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of the Board of Directors of Bergamo. Bergamo will promptly advise CSC if it receives a proposal or inquiry with respect to the matters described above.

         (b) Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither CSC nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided that CSC may engage in such discussion in response to an unsolicited proposal from an unrelated party if the Board of Directors of CSC determines, in good faith, after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of the Board of Directors of CSC. CSC will promptly advise Bergamo if it receives a proposal or inquiry with respect to the matters described above.

         6.10 FAILURE TO FULFILL CONDITIONS. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

         6.11 RESIGNATIONS AND ELECTION OF DIRECTORS OF MERGER SUB. At the Effective Time, Merger Sub shall deliver the voluntary resignations of each officer and director of Merger Sub who will not be an officer or director after the consummation of the Merger.

         6.12 RESIGNATIONS AND ELECTION OF DIRECTORS OF BERGAMO. At the Effective Time, Bergamo shall deliver the voluntary resignations of each officer and director of Bergamo who is not designated to be an officer or director of Bergamo in accordance with Section 2.1(a) and the continuing Bergamo directors shall appoint the other persons who shall be officers and directors of Bergamo in accordance with Section 2.1(a) to be officers and directors of Bergamo upon the consummation of the Merger.

         6.14 NOTIFICATION OF CERTAIN MATTERS. On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

                                  ARTICLE VII

                                   CONDITIONS

         7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

         (a) NO INJUNCTION. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

         (b) NO PROHIBITIVE CHANGE OF LAW. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

         (c) CONSENTS AND APPROVALS. All consents and approvals necessary to consummate the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, those set forth on Schedules 3.2 and
4.2 as well as any and all approvals required in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of CSC's assets pursuant to the provisions of, any agreement arrangement or undertaking of or affecting CSC or any CSC Subsidiary or any license, franchise or permit of or affecting CSC or any CSC Subsidiary.

         (d) ADVERSE PROCEEDINGS. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with the transactions contemplated hereby, (ii) seeking to prohibit direct or indirect ownership or operation by Bergamo or Merger Sub of all or a material portion of the business and assets of CSC or to Bergamo or Merger Sub or to CSC to dispose of or to hold separately all or a material portion of the business or assets of Bergamo, Merger Sub or CSC, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement, the Certificate of Merger or any of the other agreements attached as exhibits hereto, or (iv) otherwise relating to a nd materially adversely affecting the transactions contemplated hereby.

         (e) GOVERNMENTAL ACTION. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(e).

         (f) INVESTMENT LETTER. Each of the CSC stockholders shall have executed and delivered to Bergamo a letter of investment intent in substantially the form attached hereto as Exhibit B.

         7.2 ADDITIONAL CONDITIONS TO OBLIGATION OF BERGAMO. The obligation of Bergamo to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

         (a) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of CSC set forth in Article III shall have been true and correct as of the date hereof, and, except to the extent such representations and warranties are made as of a specified date, shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on CSC. CSC shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

         (b) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the Requisite CSC Stockholder Vote.

         7.3 ADDITIONAL CONDITIONS TO OBLIGATION OF CSC. The obligation of CSC to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

         (a) LOCKUP AGREEMENTS Danilo Cacciamatta, Templemore Partners and Suzanne Kerr shall have each executed and delivered to CSC a lockup agreement in substantially the form of Exhibit C attached hereto.

         (b) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of Bergamo set forth in Article IV shall have been true and correct as of the date hereof, and, except to the extent such representations and warranties are made as of a specified date, shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on Bergamo. Bergamo shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

         (c) OTHER AGREEMENTS AND RESIGNATIONS. Each of the officers and non-continuing directors of Bergamo immediately prior to the Effective Time shall deliver duly executed resignations from their positions with Bergamo effective immediately after the Effective Time.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

         8.1. TERMINATION. This Agreement may be terminated prior to the Effective Date:

         (a) by mutual consent of CSC and Bergamo, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

         (b) by either CSC or Bergamo, if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement, or if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy as a result of no negligent or willful action by such party;

         (c) by either CSC or Bergamo, if the Merger and this Agreement is not duly approved by the stockholders of each of CSC and Merger Sub, including if a stockholder meeting is not held as contemplated by the first sentence of Section 6.10;

         (d) by either CSC or Bergamo if the number of Dissenting Shares is equal to 5 percent or more of the total number of shares of CSC Stock issued and outstanding at the time of meeting of stockholders of CSC contemplated by
Section 6.10;

         (e) by either CSC or Bergamo if the Effective Date is not on or before December 31, 2002, or such later date as CSC and Bergamo may mutually agree (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement);

         (f) by either Bergamo or CSC pursuant to Section 6.4 above;

         (g) by Bergamo or CSC if, after the date hereof, there shall have been a material adverse change in the financial condition or business of the other party or if an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by the party so terminating; or

         Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other party.

         8.2 AMENDMENT.

         This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

         8.3 WAIVER.

         At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

         If to Bergamo or           Bergamo Acquisition Corp.
         Merger Sub:                2600 Michelson Avenue
                                    Suite 490
                                    Irvine, CA 92612





         If to CSC:                 Clothing Source of California, Inc.
                                    13101 Washington Blvd.
                                    Suite 122
                                    Los Angeles, CA 90066


         With copies to:            Haddan & Zepfel LLP
                                    4685 MacArthur Court, Suite 220
                                    Newport Beach, CA 92660
                                    Attn:Robert J. Zepfel
                                    Facsimile: 949-752-6161


         All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; if delivered by registered or certified mail (postage prepaid and return receipt requested), when receipt acknowledged; if faxed or telecopied, when received, and the next day delivery after being timely delivered to a recognized overnight delivery service.

         9.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

         9.3 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

         9.4 MISCELLANEOUS. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof; and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

         9.5 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the parties set forth herein shall not survive the consummation of the Merger, but covenants that specifically relate to periods, activities or obligations subsequent to the Merger shall survive the Merger. In addition, if this Agreement is terminated pursuant to Section 8.1, the covenants contained in Section 6.4(c) shall survive such termination.

         9.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         9.7 THIRD PARTY BENEFICIARIES. Except as provided in the next following sentence, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto. The provisions of Section 6.15 are intended for the benefit of Affiliates of Bergamo and CSC.

         9.8 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding the provisions on conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

                                  Bergamo Acquisition Corp.



                                  By: /s/ Danilo Cacciamatta
                                      ---------------------------
                                      Danilo Cacciamatta
                                      Its Chief Executive Officer


                                  Clothing Source of California, Inc.


                                  By: /s/ Hillard Herzog
                                      ---------------------------
                                      Hillard Herzog
                                      Its Chief Executive Officer